Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2017 Results

Second Quarter 2017 Highlights

•	Net sales of $912 million and net loss of $34 million

•	Segment EBITDA of $100 million

•	Named Craig Rogerson as Chairman, President and Chief Executive Officer

•	Ongoing growth in the global formaldehyde business as recently-completed strategic investments contributed $6 million of EBITDA in the second quarter of 2017

•	Total liquidity as of June 30, 2017 of $323 million

COLUMBUS, Ohio - (August 11, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2017.
“I’m excited to join Hexion and to capitalize on the opportunities in front of us,” said Craig A. Rogerson, Chairman, President and CEO. “We were pleased to post overall sales and volumes gains of 7% and 5%, respectively, compared to the prior year and adjusted for our recent divestitures. Results were highlighted by strong growth in our North American forest products business inclusive of our recently-completed formaldehyde plants, which are expected to generate approximately $17 million of EBITDA in 2017. We also drove solid year-over-year EBITDA improvement in our oilfield proppants and base epoxy resins businesses in the second quarter of 2017. Our overall results reflected ongoing softness in our specialty epoxy resins business due to the slowdown in Chinese wind energy demand.”
Mr. Rogerson added: “We continue to execute our strategic growth and innovation programs highlighted by the recently-announced expansion of our Edmonton research and development facility, which will focus on developing next generation forest product resins aligned with our Ecobind™ growth platform, and our European Technology Center. Finally, we expect Segment EBITDA to sequentially improve in the third quarter of 2017 reflecting our diversified portfolio. While our strong volumes and seasonal net working capital build impacted our liquidity in the first half of 2017, we expect, in aggregate, to be free cash flow positive in the second half of the year.”

Second Quarter 2017 Results

Net Sales. Net sales for the quarter ended June 30, 2017 were $912 million, a decrease of 4% compared with $952 million in the prior year period. The decline in reported net sales was primarily driven by the impact of recent divestitures. Net sales increased 7% when adjusting for recent divestitures primarily reflecting volume gains in oilfield proppants, base epoxy resins and North American forest product resins businesses.

Segment EBITDA. Segment EBITDA for the quarter ended June 30, 2017 was $100 million, a decrease of 23% compared with the prior year period, or 13%, when adjusted for divestitures. Second quarter 2017 results were driven by growth in our North American forest product resins and formaldehyde businesses, as well as improvements in base epoxy resins and oilfield proppants, which was offset by a year-over-year decline in the specialty epoxy resins business driven by temporary destocking and competitive pressures in our Asian-based wind energy business. In addition, the Company benefited from insurance proceeds in the prior year period related to its Versatic™ Acids and Derivatives business that did not reoccur in the second quarter of 2017.

Global Restructuring Programs

In mid-2016, the Company completed the closure of its Norco, Louisiana facility and began sourcing epichlorohydrin under long-term external supply agreements. The Company achieved $20 million of annualized savings from this strategic initiative as of June 30, 2017.

In addition, as of June 30, 2017, Hexion had $17 million of total in-process cost savings, the majority of which it expects to be achieved over the next twelve months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the three and six months ended June 30, 2017 and 2016. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$517	$613	$1,009	$1,188
Forest Products Resins	395	339	773	673
Total Net Sales	912	952	1,782	1,861
Adjustment for dispositions (2)	—	(98)	—	(185)
Adjusted Net Sales	$912	$854	$1,782	$1,676

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$46	$83	$98	$166
Forest Products Resins	68	63	129	119
Corporate and Other	(14)	(16)	(32)	(33)
Total Segment EBITDA	$100	$130	$195	$252
Adjustment for dispositions (2)	—	(15)	—	(30)
Adjusted Segment EBITDA	$100	$115	$195	$222
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

Liquidity and Capital Resources

At June 30, 2017, Hexion had total debt of approximately $3.7 billion compared to $3.5 billion at December 31, 2016. In addition, at June 30, 2017, the Company had $323 million in liquidity comprised of $110 million of unrestricted cash and cash equivalents, $199 million of borrowings available under the Company’s Senior Secured asset-based revolving credit facility (“the ABL Facility”) and $14 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss Second Quarter 2017 results on Friday, August 11, 2017, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 47815409

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on August 11, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 47815409. A replay also will be available through the Investor Relations section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At June 30, 2017, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016
Net sales	$912	$952	$1,782	$1,861
Cost of sales(1)	778	854	1,515	1,656
Gross profit	134	98	267	205
Selling, general and administrative expense	75	82	152	166
Gain on dispositions	—	(240)	—	(240)
Business realignment costs	10	42	17	45
Other operating expense (income), net	9	(4)	3	(1)
Operating income	40	218	95	235
Interest expense, net	82	80	165	159
(Gain) loss on extinguishment of debt	—	(21)	3	(44)
Other non-operating income, net	(5)	(3)	(1)	(1)
(Loss) income before income tax and earnings from unconsolidated entities	(37)	162	(72)	121
Income tax (benefit) expense	(1)	17	7	24
(Loss) income before earnings from unconsolidated entities	(36)	145	(79)	97
Earnings from unconsolidated entities, net of taxes	2	5	3	9
Net (loss) income	$(34)	$150	$(76)	$106

(1)	Cost of sales for the three and six months ended June 30, 2016 includes $60 and $106, respectively, of accelerated depreciation related to the closure of our Norco, LA facility.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $17, respectively)	$128	$196
Accounts receivable (net of allowance for doubtful accounts of $18 and $17, respectively)	497	390
Inventories:
Finished and in-process goods	244	199
Raw materials and supplies	102	88
Other current assets	45	45
Total current assets	1,016	918
Investment in unconsolidated entities	19	18
Deferred income taxes	12	10
Other long-term assets	47	43
Property and equipment:
Land	83	79
Buildings	280	273
Machinery and equipment	2,277	2,353
	2,640	2,705
Less accumulated depreciation	(1,725)	(1,812)
	915	893
Goodwill	125	121
Other intangible assets, net	47	52
Total assets	$2,181	$2,055
Liabilities and Deficit
Current liabilities:
Accounts payable	$386	$368
Debt payable within one year	114	107
Interest payable	81	70
Income taxes payable	7	13
Accrued payroll and incentive compensation	31	55
Other current liabilities	133	159
Total current liabilities	752	772
Long-term liabilities:
Long-term debt	3,585	3,397
Long-term pension and post employment benefit obligations	258	246
Deferred income taxes	13	13
Other long-term liabilities	173	166
Total liabilities	4,781	4,594
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2017 and December 31, 2016	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(24)	(39)
Accumulated deficit	(2,806)	(2,730)
Total Hexion Inc. shareholder’s deficit	(2,599)	(2,538)
Noncontrolling interest	(1)	(1)
Total deficit	(2,600)	(2,539)
Total liabilities and deficit	$2,181	$2,055

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2017	2016
Cash flows used in operating activities
Net (loss) income	$(76)	$106
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	56	71
Accelerated depreciation	—	106
Deferred tax (benefit) expense	(2)	3
Gain on dispositions	—	(240)
Gain on sale of assets	(2)	—
Amortization of deferred financing fees	8	—
Loss (gain) on extinguishment of debt	3	(44)
Unrealized foreign currency losses (gains)	4	(45)
Other non-cash adjustments	(2)	(4)
Net change in assets and liabilities:
Accounts receivable	(96)	(119)
Inventories	(50)	(21)
Accounts payable	13	2
Income taxes payable	1	8
Other assets, current and non-current	2	(25)
Other liabilities, current and long-term	(54)	52
Net cash used in operating activities	(195)	(150)
Cash flows (used in) provided by investing activities
Capital expenditures	(57)	(61)
Capitalized interest	—	(1)
Proceeds from dispositions, net	—	281
Proceeds from sale of assets, net	4	1
Change in restricted cash	1	(10)
Net cash (used in) provided by investing activities	(52)	210
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	8	(12)
Borrowings of long-term debt	1,119	335
Repayments of long-term debt	(928)	(439)
Long-term debt and credit facility financing fees paid	(24)	—
Net cash provided by (used in) financing activities	175	(116)
Effect of exchange rates on cash and cash equivalents	3	—
Change in cash and cash equivalents	(69)	(56)
Cash and cash equivalents (unrestricted) at beginning of period	179	228
Cash and cash equivalents (unrestricted) at end of period	$110	$172
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$147	$159
Income taxes, net	9	16
Non-cash investing activity:
Acceptance of buyer’s note	$—	$75

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation:
Net (loss) income	$(34)	$150	$(76)	$106
Income tax (benefit) expense	(1)	17	7	24
Interest expense, net	82	80	165	159
Depreciation and amortization	28	36	56	71
Accelerated depreciation	—	60	—	106
EBITDA	$75	$343	$152	$466
Items not included in Segment EBITDA:
Business realignment costs	$10	$42	$17	$45
Gain on dispositions	—	(240)	—	(240)
Realized and unrealized foreign currency gains	(1)	(11)	(2)	(9)
(Gain) loss on extinguishment of debt	—	(21)	3	(44)
Other	16	17	25	34
Total adjustments	25	(213)	43	(214)
Segment EBITDA	$100	$130	$195	$252

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$46	$83	$98	$166
Forest Products Resins	68	63	129	119
Corporate and Other	(14)	(16)	(32)	(33)
Total	$100	$130	$195	$252
Adjustment for dispositions (1)	—	(15)	—	(30)
Adjusted Segment EBITDA	$100	$115	$195	$222
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

June 30, 2017
LTM Period
Net loss	$(221)
Income tax expense	20
Interest expense, net	317
Depreciation and amortization	117
Accelerated depreciation	24
EBITDA	257
Adjustments to EBITDA:
Business realignment costs (1)	28
Realized and unrealized foreign currency gains	(5)
Gain on extinguishment of debt	(2)
Unrealized loss on pension and postretirement benefits (2)	34
Other (3)	73
Cost reduction programs savings (4)	17
Adjusted EBITDA	$402
Pro forma fixed charges (5)	$310
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.30

(1)
Primarily represents headcount reduction expenses and plant rationalization costs related to cost reduction programs, termination costs and other costs associated with business realignments, as well as environmental liabilities related to closed sites.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes employee retention program costs, certain professional fees related to strategic projects, business optimization expenses and management fees.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at June 30, 2017, as if the 2017 Refinancing Transactions had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2017, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $199 at June 30, 2017).